Exhibit 99.1
Warwick Valley Telephone Reports Financial Results for the Three Months Ended March 31, 2005
     Warwick, N.Y. — (MARKET WIRE) — October 25, 2005 — Warwick Valley Telephone Company (Nasdaq: WWVYE) announced today their financial results as of March 31, 2005. Michael Cutler, Chief Financial Officer, reported that Net Income for the three month period decreased 34% to $1,222 million from $1,858 million for the same period in 2004.
     Operating revenues decreased 4% in comparison to the same period in 2004 primarily due to a reduction in network access service revenues largely from lower local switching support revenues received from the Universal Service Fund, a decline in switched access minutes, and a decline in other services and sales revenues resulting from lower rates mandated by the FCC for reciprocal compensation and an overall decrease in sales of other non-regulated ancillary services.
     Total operating expenses increased 12% in 2005 as compared to the same period in 2004 primarily due to increased professional and consulting fees associated with Section 404 of the Sarbanes-Oxley Act, which relates to internal control over financial reporting, and to higher depreciation expense due to plant additions to accommodate the growing demand for Internet based technologies, such as DSL and Video.
     Other income (expenses) increased 4% in 2005 as compared to 2004 mainly due to the continued successful performance of the Orange County-Poughkeepsie Limited Partnership.
     Earnings per share were $0.23 as compared to $0.34 for 2004.
     Warwick Valley Telephone provides Local, Toll, Cellular, Internet, Video and other communications services in Southeastern New York and Northwestern New Jersey.

Warwick Valley Telephone Company
Financial Data
(Audited)

	Three Months Ended
	March 31,
(Dollars in thousands, except per share data)
	2005	2004	Change
Income Statement Data

Oparating Revenues	6,690	6,998	-4%

Plant Repair and Maintenance Expenses	1,128	1,056	7%

Depreciation, Testing and Other Expenses	2,221	2,032	9%

Customer Service Expenses	1,097	1,125	-2%

Other Operating Expenses	2,791	2,251	24%

Operating (Loss) Income	(547)	534	-202%

Non-Operating Income and Expenses	2,435	2,346	4%

Income Taxes	666	1,022	-35%

Net Income	1,222	1,858	-34%

Preferred Dividends	6	6	0%

Income Applicable to Common Stock	1,216	1,852	-34%

Basic & Diluted Earnings Per Share	0.23	0.34	-32%

CONTACT:	Warwick Valley Telephone Michael Cutler (845) 986-8080

KEYWORD:	New York, New Jersey

INDUSTRY WORD:	Telecom, Internet